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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY



                         EXCHANGE AGREEMENT dated as of August 31, 2000 (this
                    "AGREEMENT"), among BURNHAM PACIFIC PROPERTIES, INC. (the "COMPANY"), BURNHAM PACIFIC OPERATING PARTNERSHIP, L.P. (the "OPERATING PARTNERSHIP"), WESTBROOK BURNHAM HOLDINGS, L.L.C. ("WESTBROOK HOLDINGS"), WESTBROOK BURNHAM CO-HOLDINGS, L.L.C. ("WESTBROOK CO-HOLDINGS", and, together with Westbrook Holdings, "WESTBROOK"), BLACKACRE SMC MASTER HOLDINGS, LLC ("BLACKACRE").


          WHEREAS the parties hereto wish to set forth certain agreements relating to the liquidation of the assets of the Company, the rights of the Preferred Stockholders (as defined below) regarding such liquidation;

          NOW, THEREFORE, for and in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

          SECTION 1. DEFINITIONS. As used in this Agreement, the following terms have the meanings specified below:

          "ACQUISITION PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 20% of the combined voting power of the shares of the Company's capital stock then outstanding or all or substantially all the assets of the Company.

          "AGREEMENT TO CONTRIBUTE" means the Agreement to Contribute dated as of December 5, 1997 among Blackacre, the Operating Partnership, the Company and the other parties thereto.

          "ANNUAL MEETING" means the next annual meeting of the Company's stockholders after the date hereof.

          "APPROVED MODIFICATION" means a modification to the Plan or the Plan Details required due to or resulting from a failure to consummate the Coventry Sale or the Golden State Sale in accordance with the Plan Details; PROVIDED that any replacement or alternate plan and/or arrangements for the liquidation of the assets involved in the Coventry Sale or the Golden State Sale, as the case may be, or any modification in Section 6 of the Plan shall be subject to the approval of the Preferred Stockholders in their sole discretion.

          "ARTICLES SUPPLEMENTARY" means the Articles Supplementary of the Company relating to the Series 2000-C Convertible Preferred Stock, attached hereto as Exhibit C.

          "BOARD" has the meaning assigned to such term in Section 3(e).


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                                                                               2

          "CERTIFICATE AND CONSENT" means the Certificate and Consent of Special Committee of the Board, dated December 30, 1997, making the Voting Rights Resolution irrevocable.

          "CHANGE OF CONTROL PREFERENCE" has the meaning assigned to such term in the Articles Supplementary.

          "COVENTRY SALE" means the sale of the assets listed on Exhibit B of the Plan Details to Coventry or an affiliate or designee thereof currently expected to be consummated by November 30, 2000.

          "EXCHANGE" has the meaning assigned to such term in Section 2(a).

          "EXCHANGE DATE" has the meaning assigned to such term in Section 2(a).

          "FORBEARANCE AGREEMENT" means an agreement between the Company GECC, and the other lenders under the GE Facility, whereby GECC and such other lenders agree not to exercise any of their remedies under the GE Facility and related collateral arrangements for a period of time (the "FORBEARANCE PERIOD"), except for any such exercise of remedies during the Forbearance Period that would not have a material adverse affect on the amount of proceeds from asset dispositions available for distribution to the Preferred Stockholders pursuant to Section 3(n) during the Forbearance Period and that would not result in the repayment of more than $120,000,000 of the principal amount of loans outstanding under the GE Facility.

          "GE FACILITY" has the meaning assigned to such term in Section 3(n).

          "GECC" means General Electric Capital Corporation.

          "GOLDEN STATE SALE" means the sale of the assets listed on Exhibit C of the Plan Details to GMS or an affiliate or designee thereof currently expected to be consummated by January 15, 2001.

          "GROSS REVENUES" means, for any period, all revenues of the Company, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Company's properties during such period, excluding lease payments that are more than thirty (30) days in arrears for such period, PROVIDED, HOWEVER, that in no event shall Gross Revenues include (i) any gain arising from any write-up of assets; (ii) any proceeds of long-term indebtedness; (iii) proceeds or payments under insurance policies (except that proceeds of business interruption insurance covering the Company's properties actually received by the Company shall be included in Gross Revenues); (iv) gross receipts earned by licensees, concessionaires or similar third parties except for any portion of such receipts which are shared with the Company; (v) condemnation proceeds or sales proceeds in lieu of and/or under threat of condemnation; (vi) any security deposits received from tenants of the Company's properties, unless and until the same are applied to rent or other obligations in accordance with such tenant's lease; or (vii) any other extraordinary items which are received by the Company other than in the ordinary course of the Company's business.


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                                                                               3

          "INITIAL EXEMPTION RESOLUTION" means the resolutions of the Board, dated May 6, 1997, providing for an exemption from Section 3-601 and following sections of the Maryland General Corporation Law.

          "JUNIOR SHARES" means all partnership interests in the Operating Partnership other than Preferred Units and those partnership interests held of record and beneficially owned by the Company, all shares of common stock of the Company and all shares of any other class or series of stock of the Company to which the Series 2000 Shares are prior in rank with regard to payment of dividends or payments upon the liquidation, dissolution or winding-up of the Company.

          "LIQUIDATION PREFERENCE" has the meaning assigned to such term in the Articles Supplementary.

          "MANAGEMENT PARTICIPATION AGREEMENTS" means, collectively, the Management Participation Agreement dated the date hereof between the Company and Westbrook Real Estate Co-Investment Partnership II, L.P. and the Management Participation Agreement dated the date hereof between the Company and Westbrook Real Estate Fund II, L.P., each of which is attached hereto as Exhibit G.

          "NOMINEE" means any individual listed on Exhibit A attached hereto.

          "OPERATING CASH" means, for any period, the amount by which Gross Revenue calculated on a cash basis for such period exceeds Operating Expenses for such period calculated on an accrual basis in accordance with GAAP.

          "OPERATING EXPENSES" means, for any period, the actual costs and expenses or pro forma costs and expenses, as applicable, of owning, operating, managing and maintaining the Company's properties during such period incurred by the Company, determined on an accrual basis in accordance with GAAP, including, without limitation, management fees, real estate taxes, special assessments, insurance premiums, utility costs (other than utility costs paid directly to utility companies by tenants), other expenses paid by the Company as reasonable and appropriate to operate and maintain the Company's properties, and state and local excise (but not income) taxes paid by the Company with respect to the Company's properties; PROVIDED, HOWEVER, that in no event shall Operating Expenses include (i) interest due on long-term indebtedness, (ii) any fees paid in connection with long-term indebtedness, (iii) Tenant Improvements, except to the extent such expenditures are included in special assessments as set forth above, or (iv) depreciation, amortization and other non-cash items.

          "OPERATING PARTNERSHIP AGREEMENT" means the Agreement of Limited Partnership of the Operating Partnership as amended.

          "PARTNERSHIP UNIT" has the meaning assigned to such term in the Operating Partnership Agreement.

          "PLAN" means the plan of liquidation of the Company, attached hereto as Exhibit B as amended from time to time pursuant to the definition of "APPROVED


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                                                                               4

     MODIFICATION" or with the consent of the Preferred Stockholders in their sole discretion.

          "PLAN DETAILS" means details of the Plan, attached hereto as Exhibit H as amended from time to time pursuant to the definition of "APPROVED MODIFICATION" or with the consent of the Preferred Stockholders in their sole discretion.

          "PREFERRED UNITS" means the Series 1997-A Preferred Units issued pursuant to the Operating Partnership Agreement.

          "PREFERRED STOCKHOLDERS" means Blackacre, Westbrook, their respective successors, and, except for purposes of Section 3 and Section 6(f), Section 6(j) and Section 6(o) below, their respective assigns and transferees permitted under Section 13.

          "REDEMPTION EVENT" has the meaning assigned to such term in Section 3(t).

          "RIGHTS AGREEMENT" has the meaning assigned to such term in Section 6(q).

          "SEC" has the meaning assigned to such term in Section 3(g).

          "SERIES 1997 SHARES" means shares of the Series 1997-A Convertible Preferred Stock, par value $.01 per share, of the Company.

          "SERIES 2000 SHARES" means shares of the Series 2000-C Convertible Preferred Stock, par value $.01 per share, of the Company.

          "SLATE" has the meaning assigned to such term in Section 3(e).

          "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement dated December 5, 1997, by and among Westbrook, the Company and the Operating Partnership, as amended on or prior to the date hereof.

          "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's capital stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board determines in its good faith judgement (after consulting with a financial advisor of nationally recognized reputation) (A) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and (B) presents, in its entirety, more favorable terms, after considering both financial and non-financial factors, taken as a whole, to the Company and the Company's stockholders, than the terms of the Plan, as amended.

          "SUPERIOR PROPOSAL NOTICE" shall have the meaning assigned to such term in Section 3(g).


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          "TENANT IMPROVEMENTS" means (i) the costs and expenses of
     construction, renovation, leasing commissions and, if required by applicable law, asbestos removal to be performed by the Company in connection with any lease or (ii) the reimbursement of any tenant by the Company for construction or renovation performed by such tenant, including leasing commissions payable in connection therewith.

          "VOTING AGREEMENT TERMINATION EVENT" has the meaning assigned to such term in Section 4(b).

          "VOTING RIGHTS RESOLUTION" means the resolutions of the Board, dated November 19, 1997, providing for an exemption from Section 3-601 and following sections of the Maryland General Corporation Law with respect to transactions contemplated by the Agreement to Contribute and the Stock Purchase Agreement.

          SECTION 2. EXCHANGE OF SERIES 1997 SHARES FOR SERIES 2000 SHARES. (a) Subject to the terms and conditions of this Agreement, each Preferred Stockholder shall transfer and deliver to the Company on the date hereof (the "EXCHANGE DATE") all the Series 1997 Shares, if any, held by such Preferred Stockholder in exchange for an equal number of Series 2000 Shares, which shall be issued and delivered to such Preferred Stockholder by the Company (collectively, the "EXCHANGE").

          (b) Subject to the terms and conditions of this Agreement, the Company shall issue and deliver Series 2000 Shares on the Exchange Date to the Preferred Stockholders as required by Section 2(a).

          (c) The Company shall pay all stamp duties, stamp duty reserve tax and other similar taxes and levies imposed in connection with the issuance or creation of any Series 2000 Shares or as a result of the Exchange.

          (d) Concurrently with the Exchange, (i) each Preferred Stockholder shall deliver to the Company for cancellation stock certificates representing all Series 1997 Shares, if any, then held by such Preferred Stockholder, (ii) the Company shall deliver to each Preferred Stockholder certificates representing the Series 2000 Shares issuable and deliverable to such Preferred Stockholder pursuant to Sections 2(a) and 2(b), which shall be registered in the name of such Preferred Stockholder and shall bear a legend stating that such shares are subject to this Agreement and (iii) the Company shall cancel all Series 1997 Shares.

          SECTION 3. AGREEMENTS OF THE COMPANY. For so long as any Series 2000 Shares remain outstanding, each of the Company and the Operating Partnership covenants and agrees with each Preferred Stockholder that:

          (a) The Company shall not amend the severance agreement between the Company and J. David Martin, a copy of which has been provided to the Preferred Stockholders, without the written consent of the Preferred Stockholders. The Company shall not make any payments to or on behalf of Mr. Martin that are not provided for in such severance agreement.


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                                                                               6

          (b) The Company shall not remove Scott C. Verges as the interim chief executive officer of the Company other than for cause, and shall use commercially reasonable efforts to retain Mr. Verges in such position, from the date hereof until at least the date of the Annual Meeting.

          (c) The Company shall use its reasonable efforts to negotiate decreases in the severance compensation of Scott C. Verges, Daniel B. Platt and James W. Gaube. The terms of any such decrease in severance compensation and the terms of any new compensation or severance agreements for such individuals or any other member of senior management shall be subject to the approval of the Preferred Stockholders, such approval not to be unreasonably withheld. The Company shall also reduce other staff as the Board deems appropriate in connection with the liquidation of the Company.

          (d) The Company shall close each of its offices except for the San Diego office and either the Los Angeles or San Francisco office as soon as reasonably practicable, but in no event later than December 31, 2000, in a manner reasonably anticipated by the Company to minimize the costs associated with such closures.

          (e) The Company shall (i) cause the Board of Directors of the Company (the "BOARD") to propose a slate (as modified from time to time with the consent of the Preferred Stockholders, the "SLATE") of nominees comprised solely of Nominees for election to the Board at the Annual Meeting, subject to such Nominees' willingness to serve on the Board, to recommend to the Company's stockholders that they vote in favor of the Slate at the Annual Meeting and to solicit and vote proxies at the Annual Meeting in favor of the Slate, (ii) unless otherwise required, in the good faith judgment of the Board (after consultation with Ballard Spahr Andrews & Ingersoll, LLP or other counsel reasonably acceptable to the Preferred Stockholders), by the Board's duties under Maryland law to the Company's stockholders due to the existence of a Superior Proposal and unless the Company shall, as soon as possible after such judgment is made, deliver a notice to such effect (a "SUPERIOR PROPOSAL NOTICE") to each Preferred Stockholder, cause the Board to propose the Plan and to recommend to the Company's stockholders that they vote in favor of the Plan at the Annual Meeting, to solicit and vote proxies at the Annual Meeting in favor of the Plan and to not terminate the Plan if the Plan has received the requisite approval of the Company's stockholders at the Annual Meeting, and (iii) execute, deliver and file all agreements, instruments and other documents, and take all other action necessary or advisable so that the Company's stockholders may vote on and grant proxies in favor of the Plan and the Slate at the Annual Meeting in compliance with the charter and By-laws of the Company and all applicable laws, including, without limitation, the laws of the State of Maryland and the Federal securities laws of the United States. If the Company or the Board fails to take any action set forth in this paragraph for any reason, including, without limitation, due to the Board's duties under Maryland law, such failure shall not affect the exercise by any Preferred Stockholder of any of its rights under the Articles Supplementary, hereunder or otherwise, including, without limitation, the right to elect a Change of Control Preference. The Company shall promptly notify each Preferred Stockholder of any Acquisition Proposal received by the Company or any of its representatives.

          (f) The Company shall hold the Annual Meeting on or prior to November 14, 2000 unless (a) the Company has been enjoined by a court of competent jurisdiction from holding such meeting and is contesting such injunction diligently and in good faith or (b) the Board makes a good faith determination (such determination to be supported by


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                                                                               7

an opinion of Ballard Spahr Andrews & Ingersoll, LLP or other counsel reasonably acceptable to the Preferred Stockholders) that, in order to comply with the Board's duties owed to the Company's stockholders under Maryland law, the Board or the Company's stockholders need additional time to consider a bona fide proposal for the sale of all or substantially all of the Company's assets or a merger, reorganization or other comparable transaction involving the Company, in which case the Annual Meeting shall be delayed until the Company is no longer so enjoined or until the Board has satisfied such duties, as the case may be. No such delay shall affect the exercise by any Preferred Stockholder of any of its rights under the Articles Supplementary, hereunder or otherwise, including, without limitation, the right to elect a Change of Control Preference.

          (g) The Company shall consult with the Preferred Stockholders on any distributions of information or materials (including a proxy statement or other solicitation materials) regarding the Plan, the Slate or the Annual Meeting to the Company's stockholders or the United States Securities and Exchange Commission ("SEC") and shall, upon the request of the Preferred Stockholders, afford the Preferred Stockholders the opportunity to review and comment on such information or materials in advance of any such distribution; PROVIDED that such opportunity to review and comment shall not cause a material delay in distributing such information or materials (assuming timely preparation and distribution of draft materials so as to permit advance review). Promptly after the date hereof, the Company shall prepare and file with the SEC a preliminary proxy statement (such statement, whether in preliminary or final form, the "Proxy Statement") relating to the Plan and the Slate, and the Company shall respond promptly to any comments of the SEC with respect thereto. The Company shall cause the Proxy Statement to be mailed to the Company's stockholders as soon as practicable after filing with the SEC and the completion of the SEC's review process, if any. The Company shall notify the Preferred Shareholders of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and shall supply the Preferred Stockholders with copies of all correspondence between the Company and any of its representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the Annual Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Furthermore, if any person proposes or nominates an individual or group of individuals (other than a Nominee) for election to the Board, or proposes any action that is inconsistent with or prevents the election of the Slate or the approval of the Plan by the stockholders of the Company, the Company and the Preferred Stockholders will consult as to the appropriate action to take in light of such proposal or nomination and the Company shall take such appropriate action and vigorously contest such proposal or nomination, subject, in the case of a proposal or action that is inconsistent with or prevents the approval by the Company's stockholders of the Plan, to the Board's duties under Maryland law to the Company's stockholders and to the delivery by the Company of a Superior Proposal Notice to each Preferred Stockholder. The Company shall provide the Preferred Stockholders and their representatives with access during normal business hours to the Company's officers and employees and to its books and records, and shall facilitate the Preferred Stockholders and their representatives obtaining reasonable access to the Company's customers and suppliers, so that each Preferred Stockholder may conduct such due diligence as such Preferred Stockholder may consider appropriate or advisable in light of
Section 20 of the Securities Exchange Act of 1934.


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          (h) Without the prior written consent of the Preferred Stockholders, the Company shall not amend the By-laws of the Company to increase the maximum number of directors on the Board.

          (i) The Company shall enter into an agreement (an "Indemnity Agreement") with each director elected to the Board pursuant to a class vote of the holders of the Series 2000 Shares (each such director, a "SERIES 2000 DIRECTOR") whereby the Company shall (i) agree to provide such Series 2000 Director with director's liability insurance substantially similar in all respects to such insurance provided to the other members of the Board and (ii) indemnify such Series 2000 Director to the same extent that the other members of the Board are indemnified by the Company. Each Indemnity Agreement shall provide that the Series 2000 Directors shall receive the benefit of any increase in the scope or amount of insurance or indemnification provided to the other members of the Board. In no event shall the Company at any time reduce the scope or amount of the insurance (unless such reduction is made with respect to all members of the Board) or indemnity provided under an Indemnity Agreement, even if the indemnification provided by the Company is reduced with respect to the other members of the Board. Unless the Board (including the Series 2000 Directors) shall unanimously determine otherwise, the Company shall retain counsel satisfactory to the Board to advise the members of the Board in their capacity as directors of the Company, and the Company shall pay for the reasonable fees and expenses of such counsel.

          (j) The Company shall consult the Preferred Stockholders with respect to retaining legal, financial, strategic or other professional advisors.

          (k) Without the prior written consent of each Preferred Stockholder, which consent may be given or withheld in such Preferred Stockholder's sole discretion, neither the Company nor the Operating Partnership shall make any distribution, cause a redemption (other than a redemption of Partnership Units in accordance with paragraph (m) below), or pay any dividend, or set aside any funds for the payment of a dividend, with regard to any Junior Shares except for quarterly dividends or distributions not exceeding the average quarterly dividend or distribution paid to the holders of the Company's common stock over the last four fiscal quarter period ending immediately prior to the date hereof; PROVIDED that (1) such dividend or distribution is paid solely out of Operating Cash and (2) the Company has paid, or pays on the same date, all Accrued Dividends (as defined in the Articles Supplementary) owing to the Preferred Stockholders as of the date of such quarterly dividend.

          (l) The Company shall allow a representative of each Preferred Stockholder to observe all meetings of the Board, including, without limitation, any executive session; PROVIDED that a Preferred Stockholder's representative may be excluded from the portion of any meeting where (A) arrangements between the Company, on the one hand, and such Preferred Stockholder, on the other hand, or specific actions with respect to such Preferred Stockholder, are being discussed or (B) the presence of the Company's counsel is required in order to advise the Board on threatened, pending or ongoing litigation and the presence of the Preferred Stockholder's representative would eliminate the attorney-client privilege between the Company and such counsel; PROVIDED, FURTHER, that if an agent, employee or officer of a Preferred Stockholder or an affiliate thereof is elected a director pursuant to Section 3 of the Articles Supplementary, such Preferred Stockholder shall not be entitled to an observer at meetings of the Board for so long as such director serves on the Board and remains an agent, officer or an employee of


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                                                                               9

such Preferred Stockholder or an affiliate thereof. For purposes of this Section
(l), Westbrook shall be deemed to be a single Preferred Stockholder.

          (m) The Company shall, in its capacity as general partner of the Operating Partnership, elect to issue (i) Series 2000 Shares to the holders of Preferred Units and (ii) common stock of the Company to holders of Partnership Units, in each case upon the exercise of any such holder's "Redemption Right" (as defined in the Operating Partnership Agreement or Exhibit B to the Thirteenth Amendment to the Operating Partnership Agreement, as the case may
be).

          (n) The Company shall distribute the net proceeds of all asset dispositions, except for reasonable reserves taken in good faith and proceeds otherwise distributed or paid in accordance with the Plan Details, to the Preferred Stockholders within 30 days of receipt by the Company of such proceeds. Such distributions shall be made in respect of the Change of Control Preference or the Liquidation Preference, at the option of the Preferred Stockholder to whom such distribution is made. The Company shall not amend or modify any of its existing agreements governing indebtedness in any manner that would reduce the net proceeds available for distribution pursuant to this paragraph, except that the Company may (i) modify the Loan Agreement dated as of November 19, 1999 between the Operating Partnership, BPP/Cameron Park, L.P., BPP/Riley, L.P., GECC and the lenders party thereto (the "GE Facility") so long as any such modification does not increase the collateral securing such facility as of the date hereof (it being understood that the Company may modify the definition of "Minimum Release Price" set forth in the GE Facility by deleting "90%" in clause (b) of such definition and replacing it with any percentage less than or equal to 100%) and (ii) refinance existing mortgage debt so long as any such refinancing does not increase the outstanding principal amount or release price of such mortgage debt or otherwise materially adversely affect the Preferred Stockholders.

          (o) The Company shall carry out the liquidation of the Company's assets in accordance with the Plan Details except for deviations that do not materially change the Plan Details, taken as a whole.

          (p) Upon the request of any Preferred Stockholder, the Company shall promptly enter into a registration rights agreement with the holders of the Series 2000 Shares, substantially in the form of the Registration Rights Agreement dated as of December 31, 1997, between the Company and Westbrook, that shall provide for the public registration of the sale of the securities issued or issuable with respect to the Series 2000 Shares pursuant to the Securities Act of 1933.

          (q) Upon the request of any holder of Preferred Units, the Company shall promptly enter into a registration rights agreement with the holders of the Preferred Units, substantially in the form of the Registration Rights Agreement dated as of December 31, 1997, between the Company and certain partners of the Operating Partnership, that shall provide for the registration of the sale of the securities issued or issuable with respect to the Series 2000 Shares issuable upon a redemption of the Preferred Units, pursuant to the Securities Act of 1933.

          (r) The Company shall not amend, modify, rescind or revoke the resolutions of the Board referenced in Section 6(f) and Section 6(o) below.


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                                                                              10

          (s) The Company acknowledges that the amount of "ACCRUED DISTRIBUTIONS" (as such term is defined in the Operating Partnership Agreement) and all "ACCRUED DIVIDENDS" (as such term is defined in the Articles Supplementary relating to the Series 1997 Shares) owing to each of the Preferred Stockholders immediately prior to the redemption by the Company of such Preferred Stockholder's Preferred Units and immediately prior to the Exchange, as applicable, shall be included in the calculation of Accrued Dividends as provided in the Articles Supplementary.

          (t) Except for Approved Modifications, the Company shall not modify the Plan or the Plan Details without the consent of the Preferred Stockholders in their sole discretion. If (i) the Company modifies the Plan or the Plan Details in violation of the preceding sentence or the definition of Approved Modification, (ii) the GE Facility is not renewed or refinanced on substantially similar terms and a Forbearance Period provided for in a Forbearance Agreement is not in effect, or (iii) the Golden State Sale and the Coventry Sale result in principal prepayments in respect of the GE Facility exceeding $120,000,000 (any of the events or actions described in the foregoing clauses (i), (ii), or (iii) a "REDEMPTION EVENT") then the Preferred Stockholders may require the Company to redeem their Series 2000 Shares in accordance with Section 9 of the Articles Supplementary.

          SECTION 4. STOCKHOLDER AGREEMENTS. Each Preferred Stockholder agrees with the Company and the Operating Partnership as follows:

          (a) No Preferred Stockholder shall reinstate any election of a Change of Control Preference currently suspended by such Preferred Stockholder unless
(i) the Plan does not receive the requisite approval of the Company's stockholders at the Annual Meeting, (ii) the Slate does not receive the requisite approval of the Company's stockholders at the Annual Meeting or (iii) the Annual Meeting does not occur (without any adjournment thereof) on or prior to November 14, 2000.

          (b) From the date hereof through November 14, 2000, no Preferred Stockholder shall deliver an election of Change of Control Preference relating to the Plan or any other proposal that would give rise to a right of such Preferred Stockholder to make such an election unless (i) the Company delivers a Superior Proposal Notice to any Preferred Stockholder or would have been required to deliver such notice pursuant to Section 3(e), such other proposal is supported by the Board or such other proposal is not expressly rejected by the Board within five business days after receipt thereof, (ii) the Company modifies the Plan or the Plan Details without the consent of the Preferred Stockholders, in their sole discretion, (iii) the Company fails to comply with its obligations set forth in Section 3(o) (such failure, together with any event specified in clause (i) or (ii) of this Section 4(b), a "VOTING AGREEMENT TERMINATION EVENT"), (iv) the Plan does not receive the requisite approval of the Company's stockholders at the Annual Meeting, (v) the Slate does not receive the requisite approval of the Company's stockholders at the Annual Meeting or (vi) the Annual Meeting does not occur (without any adjournment thereof) on or prior to November 14, 2000.

          (c) If the Plan and the Slate receive the requisite approval of the Company's stockholders on or prior to November 14, 2000, no Preferred Stockholder shall deliver prior to April 1, 2001 an election of Change of Control Preference with respect to the Plan or any event consistent with or pursuant to the Plan and, if delivered, such election shall be void. The obligations of the Preferred Stockholders set forth in this paragraph (c) shall terminate and have no further force and effect if the Plan is terminated by the Board after the Plan has received the requisite approval of the Company's stockholders at the Annual Meeting or if the Plan or the Plan Details are modified without the consent of the Preferred Stockholders, in their sole discretion.

          (d) Subject to Section 4(a) and Section 4(b), this Agreement shall not restrict in any manner the right of a Preferred Stockholder to elect or reinstate a Change of Control Preference with respect to any event other than the Plan or any event consistent with or pursuant to the Plan.

          (e) At the Annual Meeting, each Preferred Stockholder shall vote all voting securities of the Company which such Preferred Stockholder owns, directly or indirectly, including, without limitation, all Series 2000 Shares issued to them in connection with the Exchange, in favor of the Plan and the Slate and shall vote all such securities against any plan of liquidation of the Company other than the Plan, provided the Annual Meeting occurs and concludes on or prior to November 14, 2000 (other than due solely to any adjournment thereof solely for the purpose of tabulating and announcing the stockholders' vote); and PROVIDED, FURTHER, that on the date of the Annual Meeting the Company shall have delivered a certificate of the chief executive officer or chief financial officer of the Company to the Preferred Stockholders certifying that the Company has complied with the Plan Details, except for deviations that do not materially change the Plan Details, taken as a whole, through the date of the Annual Meeting. The Preferred Stockholders shall not be required to vote for any plan of liquidation of the Company, other than the Plan, notwithstanding the Board's approval of such other plan. The Preferred Stockholders shall not sell, assign, dispose or otherwise transfer any of the Series 2000 Shares until the day following the record date established for determining stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting and shall not in any event restrict or limit, in any manner, their right and ability to vote their Series 2000 Shares and other voting securities of the Company in favor of the Plan and the Slate at the Annual Meeting. The obligations of the Preferred Stockholders set forth in this paragraph (e) shall terminate and have no further force and effect upon the occurrence of a Voting Agreement Termination Event.

          (f) At the request of the Company or any Preferred Stockholder, the Company shall, and each Preferred Stockholder shall consent to, amend the Company's Bylaws to increase the number of members of the Board by two in the event that either the Company or the Preferred Stockholders nominate two individuals selected by Schottenstein Stores Corporation and Michael L. Ashner to serve on the Board; PROVIDED that both the Company and the Preferred Stockholders approve such nomination in their sole discretion.

          (g) Each Preferred Stockholder hereby consents to the proposal of the Slate and the Plan to the Company's Stockholders as required under Section 3(c) of the Articles Supplementary.

          SECTION 5. STOCK PURCHASE AGREEMENT; AGREEMENT TO CONTRIBUTE. Westbrook, the Company and the Operating Partnership hereby amend the Stock Purchase Agreement in every and any respect necessary to cause the Company, the Preferred Stockholders and the Series 2000 Shares to have the benefit of Sections 5.1 (solely with respect to any registration rights agreement described in Section 3(p) if the Preferred Stockholders request that the Company enter into a registration rights agreement pursuant to Section 3(p)),5.3, 5.5, 6.1, 6.2, 6.4, 6.7, 6.8, 6.9, 6.10
and the first sentence of the last paragraph of Section 6.5(a) thereof. In furtherance and not in limitation of the foregoing, Westbrook, the Company and the Operating Partnership hereby amend the Stock Purchase Agreement so that the definition of "Buyer" shall include each Preferred Stockholder and the definition of "Company Preferred Stock" shall include the Series 2000 Shares for purposes of Sections 5.1 (solely with respect to any registration rights agreement described in Section 3(p) if the Preferred Stockholders request that the Company enter into a registration rights agreement pursuant to Section 3(p)), 5.3, 5.5, 6.1, 6.2, 6.4, 6.7, 6.8, 6.9, 6.10 and the first sentence of the last paragraph of Section 6.5(a) thereof and such provisions (and any other provisions referred to in such provisions) are hereby further amended to give proper effect to the amendment of such definitions. In the event of any inconsistency between the terms of this Agreement and the terms of the Stock Purchase Agreement or the Agreement to Contribute, in each case as amended hereby, the terms of this Agreement shall supercede such inconsistent terms.

          SECTION 6. REPRESENTATIONS AND WARRANTIES. (a) Each party hereto represents and warrants to the other parties hereto as of the date of this Agreement that:

          (i) such party is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority, and has been duly authorized by all necessary approvals and orders, to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires such qualification except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a material adverse effect on such party or on its ability to perform its obligations hereunder;

          (ii) such party has all requisite corporate, limited partnership, or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited partnership, or limited liability company action on its part;

          (iii) this Agreement constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

          (iv) the execution, delivery and the performance by such party of this Agreement do not constitute or result in (A) a breach or violation of, or a default under, the organizational documents of such party (as amended from time to time), (B) a breach or violation of, or a default under, the acceleration of any obligations or rights of third parties or the creation of any lien, encumbrance, charge or security interest on the assets of such party (with or without notice, lapse of time or both) pursuant to any indenture, agreement or other instrument binding upon such party or any law, ordinance, regulation, judgment, order, decree, arbitration, award, license or permit of any governmental authority applicable to such party or non-governmental permit or license to which such party is subject, or (C) any change in the rights or obligations of such party under any of its indentures, agreements or other instruments, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such party or on the legality, validity, binding effect or enforceability of this Agreement or on the material rights or ability of the other parties hereto to realize the material benefits intended to be created by this Agreement. No filings, notices, declarations and/or decisions are required to be made by such party with, nor are any permits, authorization, approvals or other confirmations or consents required to be obtained by such party from, any governmental authority or other third party, in connection with the execution, delivery or performance by such party of this Agreement, except those the failure of which to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such party or on the legality, validity, binding effect or enforceability of this Agreement or on the material rights or ability of the other parties hereto to realize the material benefits intended to be created by this Agreement.

          (b) The Company represents and warrants that the Series 2000 Shares have been duly authorized, validly issued and, when issued in accordance with
Section 2 hereof, shall be fully paid or credited as fully paid, free and clear of any lien, encumbrance, charge or security interest created by the Company.

          (c) The Company represents and warrants that the filing of the Articles Supplementary with the State Department of Assessments and Taxation of Maryland has been duly authorized by the Company and that upon the issuance of the Series 2000 Shares, the Articles Supplementary will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with their terms.

          (d) The Company represents and warrants that the Articles Supplementary have been duly filed with the State Department of Assessments and Taxation of Maryland and are in full force and effect and that the Preferred Stockholders have been provided a certified copy of the Articles Supplementary, as filed with the State Department of Assessments and Taxation of the State of Maryland.

          (e) The Company represents and warrants that the Exchange, the issuance of the Series 2000 Shares and the listing with the New York Stock Exchange of common shares of the Company issuable upon any conversion of the Series 2000 Shares do not require any approval of the Company's Stockholders pursuant to the rules of the New York Stock Exchange or any approval of the New York Stock Exchange, in each case, that has not already been obtained.

          (f) The Company represents and warrants that the Board has exempted, by duly adopted resolution, each of the Preferred Stockholders that has delivered the representations and undertakings required under Section 7.2.7(a) of the Company's charter, and that, upon delivery of such representations and underwritings, each other Preferred Stockholder shall be so exempted pursuant to such resolution, from the ownership limit and common stock ownership limit set forth in Article VII thereof, pursuant to Section 7.2.7 thereof, and that such exemption shall be effective in the event that the Preferred Stockholders are deemed to be a group for purposes of such limits.

          (g) [Intentionally Omitted.]

          (h) The Company represents and warrants that the Management Participation Agreements have been duly and validly authorized, executed and delivered by the Company and are in full force and effect.

          (i) The Company represents and warrants that (i) (A) the Bylaws of the Company have been duly amended to provide that the Board shall be comprised of a maximum of seven directors, plus, if elected pursuant to Section 3 of the Articles Supplementary, two (for a maximum total of nine directors) and (B) the Bylaws of the Company may not be amended to increase the number of directors on the Board without the consent of the Preferred Stockholders, and (ii) Exhibit E attached hereto sets forth the individuals who are directors of the Company as of the date hereof.

          (j) The Company represents and warrants that the Shareholder Rights Agreement (the "Rights Agreement") dated as of June 19, 1999 between the Company and First Chicago Trust Company of New York has been amended by the First Amendment thereto, attached hereto as Exhibit I and that such amendment provides that no Preferred Stockholder, either in its individual capacity or together with any other Preferred Stockholder as a "group" (as such term is used in Section 13(d)3 of the Securities Exchange Act of 1934), shall be an "ACQUIRING PERSON" as such term is defined in the Rights Agreement solely by virtue of such Preferred Stockholder's acquisition of Series 2000 Shares issued pursuant to the Exchange or any securities of the Company issued or issuable with respect to such Series 2000 Shares..

          (k) Each of the Company and Blackacre represents and warrants that the Operating Partnership Agreement has been amended in the form attached hereto as Exhibit F.

          (l) The Company and each Preferred Stockholder represents and warrants that such Preferred Stockholder has exchanged all Preferred Units that such Preferred Stockholder holds for Series 1997 Shares.

          (m) As of the date hereof and assuming consummation of the Exchange, each Preferred Stockholder represents and warrants that it is (i) the beneficial owner of and has, together with the other Preferred Stockholders, the sole power to vote at meetings of stockholders of the Company in accordance with the Articles Supplementary the number of shares of Series 2000 Shares set forth beside its name on Exhibit D attached hereto, and (ii) not directly or indirectly the beneficial owner of any other securities of the Company or the Operating Partnership.

          (n) The Company represents and warrants that (i) the Board has approved the Slate, the Plan and the Plan Details, (ii) subject to Section 3(e), the Board has recommended or will recommend to the Company's stockholders that they vote in favor of the Slate and the Plan and (iii) each member of the Board currently intends to vote all voting securities of the Company which such member has the power to vote in favor of the Plan and the Slate.

          (o) The Company represents and warrants that (i) none of the Certificate and Consent, the Voting Rights Resolution or the Initial Exemption Resolution has been altered or repealed as of the date hereof, and the applicable provisions of the Annotated Code of Maryland (or any successor statute) referred to therein do not apply to the Preferred Stockholders and the acquisition by the Preferred Stockholders pursuant to the Exchange of the Series 2000 Shares issued pursuant to this Agreement and (ii) the Certificate and Consent renders the Initial Exemption Resolution irrevocable with respect to any business combination involving Westbrook or Blackacre.

          (p) Each of Westbrook and Blackacre represents and warrants that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 and intends to acquire the Series 2000 Shares for investment purposes and not with a view towards distribution thereof.

          SECTION 7. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND LOCATED WITHIN THE CITY OF BALTIMORE, OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND (NORTHERN DIVISION), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MARYLAND STATE, OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL, COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY JURISDICTION.

          SECTION 8. NOTICES. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Company, to Burnham Pacific Properties, Inc., 100 Bush Street, San Francisco, CA 94104, Attention: Scott C. Verges, Chief Executive Officer (Telecopy No. 415-352-1711); with a copy to Stephen W. Carr, Goodwin, Procter & Hoar, LLP, Exchange Place, Boston, MA 02109-2881 (Telecopy No. 617-523-1231);

          (b) if to the Westbrook Holdings or Westbrook Co-Holdings, to Allen Curtis Greer II, Westbrook Real Estate Counsel, LLC, 265 Franklin Street, Suite 1800, Boston, Massachusetts 02110 (Telecopy No. 617-439-9580); with a copy to

     Patrick K. Fox, Westbrook Real Estate Partners, LLC, 13155 Noel Road, LB54, Suite 2300, Dallas, Texas 75240 (Telecopy No. 972-934-8333); and

          (c) if to Blackacre, to Ron Kravit, Blackacre Capital Management, 450 Park Avenue, New York, NY 10022 (Telecopy No. 212-891-1540); with a copy to Steven Lichtenfeld, Proskauer Rose LLP, 1585 Broadway, New York, NY 10036 (Telecopy No. 212-969-2900);

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 9. EXPENSES. The Company shall pay all reasonable out-of-pocket expenses incurred by each Preferred Stockholder and its respective members, and each of their respective directors, officers, employees and agents, including the reasonable fees, charges and disbursements of counsel for the Preferred Stockholders, their members, and their respective directors, officers, employees and agents, in connection with this Agreement and the actions and transactions contemplated hereby.

          SECTION 10. WAIVERS; AMENDMENTS. (a) No failure or delay by any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each party hereto.

          SECTION 11. DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 12. COUNTERPARTS; INTEGRATION. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties hereto relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 13. SUCCESSORS, ASSIGNS AND TRANSFEREES. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and transferees. This Agreement and the rights and obligations set forth herein shall not be assigned or transferred by any Preferred Stockholder except in conjunction with a sale, assignment or transfer permitted under Section 4(e) and only to such purchaser, assignee or transferee. The rights of Blackacre and Westbrook under Section 3 shall not be assigned or transferred in connection with any such sale, assignment or transfer and Blackacre and Westbrook shall retain all such rights for so long as any Series 2000 Shares remain outstanding.

          SECTION 14. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, including, without limitation, specific performance to enforce this Agreement, in addition to any other remedy at law or equity. The parties further agree to waive any requirement for the posting of any bond in connection with any such remedy.

          SECTION 15. CONSENTS. The parties hereto agree that the execution of this Agreement shall constitute all consents and approvals that are necessary or required to be given by any of the parties hereto, whether individually or as part of a group, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the issuance of the Series 2000 Shares and the Exchange, whether under the Company's charter, By-laws, or any agreement to which any of them is a party, and if appropriate or necessary such parties agree to execute and deliver additional documents, consents and approvals to evidence the foregoing; PROVIDED that nothing in this Section 15 shall constitute a consent, approval or waiver of any right with respect to any action, event or any other circumstance occurring after the date hereof that requires the consent or approval of the Preferred Stockholders, including, without limitation, any consent or approval with respect to any matters set forth in Sections 3(b) or (c) of the Articles Supplementary and the approval of a plan of liquidation of the Company at the Annual Meeting.

          SECTION 16. NO FURTHER RIGHTS OR OBLIGATIONS. The parties hereto agree that upon the consummation of the Exchange, dividends shall cease to accrue on the Preferred Units and the Series 1997 Shares that the Preferred Stockholders held immediately prior to the Exchange, the Preferred Stockholders shall cease to have any interest on or claims against the Company or the Operating Partnership by virtue of or with respect to such Preferred Units or Series 1997 Shares and the Preferred Stockholders shall cease to have any voting or other rights with respect to such Preferred Units or Series 1997 Shares.

          SECTION 17. APPROVALS AND CONSENTS. Except as shall otherwise be expressly stated in this Agreement, any right of a party hereto granted pursuant to the terms hereof to consent to or approve of any action shall be deemed to be a right to consent to or approve of such action in such party's sole discretion.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.


                                      BURNHAM PACIFIC PROPERTIES,
                                      INC.,

                                      by /s/ Scott C. Verges
                                         ---------------------------------------
                                         Name: Scott C. Verges
                                         Title: President


                                      BURNHAM PACIFIC OPERATING
                                      PARTNERSHIP, L.P.,

                                      by /s/ Scott C. Verges
                                        ----------------------------------------
                                         Name: Scott C. Verges
                                         Title: President


                                      WESTBROOK BURNHAM HOLDINGS,
                                      L.L.C. and WESTBROOK BURNHAM
                                      CO-HOLDINGS, L.L.C.,

                                      by /s/ William H. Walton, III
                                        ----------------------------------------
                                        Name: William H. Walton, III

                                      BLACKACRE SMC MASTER
                                      HOLDINGS, LLC

                                      by Blackacre SMC Holdings, L.P., its
                                         managing member

                                         by Blackacre Capital Group, L.P., its
                                            general partner

                                         by Blackacre Capital Management
                                            Corp., its general partner

                                         /s/ Ronald J. Kravit
                                         ---------------------------------------
                                         Name: Ronald J. Kravit


                                      by Blackacre SMC II Holdings, LLC, its
                                         managing member

                                         by Blackacre Capital Group, L.P., its
                                            managing member

                                         by Blackacre Management
                                               Corp., its general partner

                                         /s/ Ronald J. Kravit
                                         ---------------------------------------
                                         Name: Ronald J. Kravit